UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2012 (November 26, 2012)

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-12991	64-0659571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi	38804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (662) 680-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2012, the board of directors of BancorpSouth, Inc. (the “Company”) announced that James D. Rollins III has been selected as the Company’s new Chief Executive Officer and will become a member of the Company’s board of directors effective November 27, 2012. Aubrey B. Patterson has retired as the Company’s Chief Executive Officer, but will continue to serve as Chairman of the Board. A copy of the press release announcing Mr. Rollins’ appointment and Mr. Patterson’s retirement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Mr. Rollins, age 53, has served as President and Chief Operating Officer of Prosperity Bancshares, Inc., headquartered in Houston, Texas (“Prosperity”), since April 2006 and has been a director of Prosperity since October 2006. Mr. Rollins served as Senior Vice President of Prosperity from 2001 until 2006, and became President of Prosperity Bank in 2005. He served as Executive Vice President of Prosperity Bank from 2002 to 2004 and President of the Matagorda Banking Centers of Prosperity Bank from 1994 to 2002. From 1983 to 1994, Mr. Rollins worked for First State Bank and Trust Company in Port Lavaca and Bay City, Texas. Mr. Rollins received a Bachelor of Business Administration from the University of Texas at Austin and is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University. There are no family relationships between Mr. Rollins and any of the Company’s other directors or executive officers. The Company’s board of directors believes Mr. Rollins’ years of banking experience, and particularly his experience on the senior management team and as a director of Prosperity, a public bank holding company, qualify him to serve as a director of the Company.

Mr. Rollins has entered into an Executive Employment Agreement with the Company and BancorpSouth Bank (the “Employment Agreement”) and a related Change in Control Agreement (the “Change in Control Agreement”). Pursuant to the Employment Agreement, Mr. Rollins’ initial annual base salary is $700,000 and he is eligible for an annual cash bonus award that is based on the Company’s financial performance under the Company’s Executive Performance Incentive Plan. The bonus will be 100% of his base salary for each year during the term of the Employment Agreement if the Company achieves its targeted performance goals. This bonus level is guaranteed by the Company for the 2013 fiscal year. Mr. Rollins will also receive, subject to time and performance-based vesting conditions, equity incentive awards under the Company’s Long-Term Incentive Plan that are valued at not less than 90% of his base salary and, for 2013, will be granted 24,083 shares of restricted stock of the Company, subject to forfeiture until fully vested after five years, and, in January 2013, a nonqualified stock option with a value of $315,000, subject to forfeiture until vested in one-third increments on the first, second and third anniversaries of the grant date. In addition, Mr. Rollins will be eligible to participate in the Company’s health and welfare benefit programs, cash-balance pension plan, SERP and fringe benefits at the same levels as other senior executives of the Company. The Employment Agreement has a term of three years and, following its expiration, Mr. Rollins may continue to be employed by the Company and will have certain rights pursuant to the Change in Control Agreement for the duration of his tenure with the Company.

Under the Employment Agreement, Mr. Rollins is also entitled to certain payments and equity-based awards that are intended to replace payments and awards he is forfeiting by terminating his employment with Prosperity. These include (i) a cash award of $690,000, of which $470,000 is payable on the effective date of the Employment Agreement and $220,000 is payable on March 1, 2013, and (ii) a “replacement award” of 88,232 shares of restricted stock of the Company, subject to forfeiture until vested on January 1, 2015, granted under the Company’s Long-Term Incentive Plan.

Mr. Rollins’ employment may be terminated for cause (as defined in the Employment Agreement), without cause, for good reason (as defined in the Employment Agreement), without good reason, or upon his disability (as defined in the Employment Agreement) or death. On any termination of employment, the Company will generally pay Mr. Rollins any unpaid salary, accrued vacation and other amounts earned or owing to Mr. Rollins through the date of termination of employment. If the Company terminates Mr. Rollins’ employment without cause or if Mr. Rollins resigns for good reason, he will additionally receive full vesting of the “replacement award” and pro rata vesting of other equity awards determined as 1/24th of the shares covered for each whole month of service, a cash severance payment equal to his base salary for 24 months and continued participation in the Company’s health and welfare benefit plans for 24 months (or an equivalent cash payment if participation is not permissible). If Mr. Rollins’ employment is terminated by reason of his disability or death, he will receive unpaid salary, vacation accruals and other amounts due on termination, full vesting of the “replacement award” and time-vested equity incentive awards, plus a pro rata portion of performance-based awards that have been earned.

Mr. Rollins is subject to certain restrictive covenants during the term of his employment and for a period of two years after termination of his employment, unless Mr. Rollins resigns for good reason. Under these covenants,

Mr. Rollins may not (i) operate, own, be employed by or consult with any competing business (as defined in the Employment Agreement and Change in Control Agreement), (ii) directly or indirectly solicit customers or employees of the Company or any affiliate of the Company or (iii) divulge confidential information about the Company or its affiliates.

The Employment Agreement provides no additional rights to Mr. Rollins if a change in control (as defined in the Employment Agreement) occurs during the first two years of his employment with the Company. For a change in control that occurs thereafter, Mr. Rollins would receive no benefits or payments unless his employment is terminated without cause or he resigns for good reason within 12 months following the change in control. In that event, Mr. Rollins will receive unpaid salary, vacation accruals and other amounts due on termination, full vesting of all equity incentive awards and a lump sum cash severance payment equal to three times the aggregate of his base salary and the cash bonus award paid at “target” level of performance (which is 100% of his base salary). Further, Mr. Rollins would continue to participate in the Company’s health and welfare benefit plans during a 36-month period following termination or an equivalent cash payment if participation is not permissible. If the change in control occurs after the expiration of the Employment Agreement (which has a term of three years), Mr. Rollins would be entitled to similar rights and payments under the Change in Control Agreement. However, the cash severance payment would be calculated as three times the aggregate of Mr. Rollins’ base pay and the “maximum” cash bonus award (rather than “target”) that could have been earned during the fiscal year in which the change in control occurs. Payments and benefits on a change in control are reduced under the Employment Agreement and Change in Control Agreement in the event that the aggregate change in control payments would result in a “parachute payment” as defined in sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). A “parachute payment” generally is three times average annual compensation, so the reduction would be applied to limit payments otherwise due to the change in control to this amount, thereby avoiding imposition of a parachute payment excise tax under section 4999 of the Code. This reduction does not apply, however, in the event that the aggregate payments due on the change in control, net of the excise tax under section 4999 of the Code, would be greater than the aggregate payments received after applying the reduction. No “tax gross up” or similar payments would be made to Mr. Rollins in the event he incurs the excise tax under section 4999 of the Code.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit 99.1	Press release issued on November 26, 2012 by BancorpSouth, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORPSOUTH, INC.

By:	/s/ Cathy S. Freeman
Cathy S. Freeman
Executive Vice President and Corporate Secretary

Date: November 26, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued on November 26, 2012 by BancorpSouth, Inc.